Exhibit 10.2
8080 Norton Parkway
Mentor, OH 44060
Phone 440 534-6000

May 25, 2023

Deon Stander
[Address]
[Address]

Deon:

The Board of Directors and I are very pleased to offer you the position of President and Chief Executive Officer. This is an Executive Level 1 position and is effective September 1, 2023.

The key elements of your compensation are as follows:

Base Salary: Your base salary will be $1,100,000 effective September 1, 2023, paid pursuant to customary payroll practices. Your next salary review and any adjustment therefrom will be effective April 2024. Subsequent salary reviews will be conducted by the Board’s Talent and Compensation Committee (the “Committee”), with any approved changes made effective the following April, or on such other date designated by the Company for any given year.

AIP Award: You will continue to be eligible to participate in the Company’s Annual Incentive Plan (“AIP”), now with a target AIP opportunity of 135% of base salary, subject to applicable withholdings. Your 2023 AIP award will be prorated, with the first proration (January–August) based on your current AIP opportunity of 75% and the second proration (for the remainder of the year) based on your new AIP opportunity of 135%. The AIP, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law and at the discretion of the Company.

Long-Term Incentive (LTI): You will be eligible to be considered for an annual LTI award with a target opportunity of 550% of base salary effective with the 2024 annual LTI grant. Executive LTI awards are currently delivered via a mix of Performance Units and Market-Leveraged Stock Units. The LTI program, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law and at the discretion of the Company.

Special Promotion LTI Grant: The Committee has approved a one-time special promotion LTI grant of stock options, with a grant date fair value of $3,000,000. This award will be granted on September 1, 2023 and will vest 50% on each of the third and fourth anniversaries of the grant date, in each case subject to your continued service. This award will be made pursuant to an agreement that expressly provides that it not be eligible for accelerated vesting upon termination by reason of Retirement, as defined in the 2017 Incentive Award Plan.

Executive Benefits: You will receive an annual executive benefit (EBA) allowance in the amount of $70,000 effective September 1, 2023, which will be paid with your normal payroll

Exhibit 10.2
cycle. Your EBA allowance for 2023 will be prorated consistent with the proration of your 2023 AIP award. You will also be entitled to the benefits generally available to a Company Level 1 executive.

Severance/Change of Control: You will continue to be eligible for the Company’s Executive Severance Plan, which now entitles you, among other things, to 2X the sum of your annual base salary plus your target AIP award for the year of termination plus the cash value of 12 months of employer and employee medical and dental insurance premiums. In addition, you will continue to be eligible for the Company’s Key Executive Change Of Control Plan, which now entitles you, among other things, to 3X the sum of your annual base salary plus your target AIP award for the year of termination plus the cash value of 12 months of employer and employee medical and dental insurance premiums. These plans may change at any time, with or without notice, in accordance with applicable law and at the discretion of the Company.

Stock Ownership Requirement: Beginning September 1, 2023, your stock ownership requirement will increase from 3X to 6X of base salary. You must achieve and maintain this ownership requirement in accordance with the Stock Ownership Policy, which, among other things, gives you five years from the date of your promotion to achieve the requisite ownership requirement.

As a condition of your promotion, we need to receive a signed and dated copy of this letter.
Congratulations on your new role.

Sincerely,

/s/ Julia Stewart

Julia Stewart
Chair, Talent and Compensation Committee of the Board of Directors

cc: Deena Baker-Nel

Accepted by: /s/ Deon Stander

Date: June 1, 2023